Exhibit 99
NEWS RELEASE

#23T — April 20, 2011	Contact:	Roger Schrum +843-339-6018 roger.schrum@sonoco.com
Sonoco Elects Barry L. Saunders as Chief Financial Officer
Hupfer to Retire After 35-Year Finance Career
Hartsville, S.C. — Sonoco (NYSE: SON), one of the largest global diversified packaging companies, today announced that Barry L. Saunders has been elected vice president and chief financial officer, according to Harris E. DeLoach Jr., chairman and chief executive officer. The appointment is effective May 1, 2011, and Saunders will report to DeLoach and join the Company’s executive committee.
Saunders, 52, who currently serves as the Company’s vice president, corporate controller and chief accounting officer, will replace Charles J. Hupfer, senior vice president, who has served as chief financial officer since May 2002. Hupfer will be retiring after reaching the age of 65 in May 2011, capping a 35-year finance career with the Company.
“During Barry’s 22-year career with Sonoco, he has held several key leadership positions in treasury, finance and accounting in both corporate and global operations. He has extensive international experience and has done an excellent job in the Company’s critical chief accounting officer role,” said DeLoach. “We look forward to working with Barry as Sonoco’s next chief financial officer.”
“I also want to personally thank Charlie for all he has done for Sonoco during his career. He has actively participated in driving Sonoco’s growth while building our strong capital structure through numerous debt financings. He has established a solid finance organization and implemented processes that have driven transparency to management, rating agencies, regulators and investors,” DeLoach concluded, adding that Hupfer will retire on May 31, 2011.
Saunders joined Sonoco in 1989 after working as an audit manager with Ernst & Young. He worked in leadership positions in the Company’s Treasury department for seven years before becoming director of corporate reporting and accounting. He then moved to Brussels, Belgium, for four years as director of finance for the Company’s European operations before returning as staff vice president and global controller of the Company’s Industrial businesses. He was promoted to staff vice president and corporate controller in 2003 and
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1 North 2nd Street
Hartsville, S.C. 29550 USA
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Sonoco Saunders as Chief Financial Officer, Hupfer Retires — page 2 has been responsible for corporate accounting, financial reporting and all global business unit finance. He was elected vice president, corporate controller and chief accounting officer in 2008. A resident of Hartsville, S.C., Saunders holds a B.S. in accounting and an MBA from the University of South Carolina. He is a Certified Public Accountant.
Hupfer joined Sonoco in November 1975 as manager of financial reporting after working six years for Coopers & Lybrand. He became director of international finance in 1980 and director of tax and audit in 1985. In 1988, he was promoted to treasurer then was elected vice president, secretary and treasurer in 1995. He was elected chief financial officer in 2002 and senior vice president in 2005. He holds a B.S. in accounting from the University of North Carolina/Chapel Hill and an MBA in management from the University of North Carolina/Charlotte. He is a CPA and a Certified Management Accountant. He resides in Hartsville and is chairman of the Byerly Foundation and serves on the Board of Trustees for Coker College.
About Sonoco
Founded in 1899, Sonoco is a $4.1 billion global manufacturer of industrial and consumer products and provider of packaging services, with more than 300 operations in 34 countries, serving customers in some 85 nations. Sonoco is a proud member of the Dow Jones Sustainability World Index. For more information on the Company, visit our Web site at http://www.sonoco.com/.
Print quality photo of Saunders: https://www.box.net/shared/static/x922a7ch34.tif
Print quality photo of Hupfer: https://www.box.net/shared/static/8713ivjt9l.tif
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